Exhibit 10.34

June 23, 2014

Remer Y. Brinson, III

2418 McDowell Street

Augusta, Georgia 30907

remerbrinson@firstbankofga.com

Dear Remer:

It is my pleasure to extend the following offer of employment to you (the “Officer”) to become effective immediately following the closing of that certain Agreement and Plan of Merger (the “Merger Agreement”) by and between State Bank Financial Corporation (the “Holding Company”) and Georgia-Carolina Bancshares, Inc. (“Seller”), the holding company of First Bank of Georgia (the “Bank”).  The date of such closing is referred to herein as the “Effective Date.”  This letter sets forth the basic terms and conditions of your employment.

Position:	President & CEO, First Bank of Georgia

Reporting to:	Tom Wiley, Vice Chairman and President of the Holding Company

Start Date:	The Effective Date

Base Salary:	$12,923.00 per bi-weekly pay period ($336,000.00 annualized).

Cash Bonus:	To the extent not previously paid by the Bank in 2014, you will receive a cash bonus in the amount of $640,000, payable within forty-five days after the Effective Date.

You agree that receipt of the cash bonus is contingent upon your compliance with the covenants set forth in Exhibit A. If you violate the covenants set forth in Exhibit A, you will be required to repay the cash bonus that you received.

In the event that the aggregate of all payments or benefits made or provided to the Employee under this Agreement and under all other plans, programs or arrangements of the Company (the “Aggregate Payment”) constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Code (a “Parachute Payment”), such payments and benefits shall be reduced or eliminated, as determined by the Holding Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards, in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable excise tax, until the amount of the remaining Aggregate Payment is one dollar less than the amount that would constitute as a parachute payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to you and the time of such payment shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Holding Company. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (a) the Holding Company or any affiliate thereof or (b) you.

Notwithstanding the foregoing, the foregoing shall not apply, and Officer shall be entitled to receive the gross-up payment to which the Officer is entitled in accordance with the First Bank of Georgia Supplemental Executive Retirement Plan (the “SERP”) as of the Effective Date, with respect to any Payments (as defined in the SERP) that Officer will be paid or provided prior to or in connection with the transactions that are the subject of the Merger Agreement.

409A:

Notwithstanding any other provision of this offer letter, if at the time of your “separation from service” (within the meaning of Code Section 409A(a)(2)(A) and Treasury Regulations promulgated thereunder), you are a “specified employee,” determined in accordance with Code Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Code Section 409A that are provided to you on account of your separation from service shall not begin to be paid until the earlier of (i) the first business day immediately following the six-month anniversary of your separation from service or (ii) your death (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such deferral period shall be paid in a lump sum on the Specified Employee Payment Date without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Any payment under this letter upon your termination of employment with respect to which Code Section 409A would require a “separation from service” to have occurred so as to avoid taxation under Code Section 409A shall not be payable unless such termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A and Treasury regulations promulgated thereunder). Neither the Bank nor you or any other person or entity, acting alone or jointly, may exercise any discretion, through an amendment of this offer letter or otherwise, with respect to any payment under this offer letter which is not exempt from the requirements of Section 409A, regarding acceleration or other action or omission in respect of any such non-exempt payment, in a manner which would give rise to taxation under Section 409A.

Existing Bonus Plans:

Prior to the Effective Time and as a condition of employment, you will execute amendments to (or an acknowledgment that the board of directors of the Bank has amended) your annual incentive plan and performance based restricted stock awards for 2014 (the “Existing Bonus Plans”) reasonably acceptable to the Holding Company that provide that all benefits under the Existing Bonus Plans will be payable in the form of cash as determined in accordance with the Merger Agreement. The Holding Company will cause the Bank to honor the terms of the Existing Bonus Plans, as amended, for the 2014 plan year.

New Bonus Plans:

For 2015 and beyond, you will be eligible to participate in an annual performance incentive plan (the “Plan”). Your target incentive opportunity will be 50% of your base salary and the actual payout could be more or less, depending upon performance related to the achievement of mutually-agreeable goals within the Plan. All awards made under, and the terms of all incentive and stock plans, including the Plan, are subject to the discretion of the board of directors of the

Holding Company. Any such bonus will be paid, if at all, within 2-1/2 months after the end of the year to which the bonus relates.

SERP:	Prior to the Effective Time and as a condition of employment, you will execute an amendment to your SERP in substantially the form attached hereto as Exhibit B.

Restricted Stock:

You will be eligible to receive restricted shares of the Holding Company pursuant to the State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan if granted by the board of directors of the Holding Company in its sole discretion, at a level commensurate with your peer group from State Bank and Trust Company (“State Bank”).

FLSA Status:	Exempt

Review Period:	Your performance will be reviewed on an annual basis.

Benefits:

We anticipate the current health benefit plans of the Bank will remain in place for some period of time after the Effective Date. Whether the Holding Company elects to transition employees of the Bank to benefit plans of State Bank or the Bank continues to maintain its own benefit plans after the Effective Date, you will receive benefits consistent with similarly situated employees of the Holding Company and its affiliates.

Business Equipment:	To assist in the fulfillment of your responsibilities with the Bank, you will be provided at no expense to you all reasonably necessary business equipment, subject to management approval.

ACCEPTANCE

Your signature below signifies your acceptance with all of the terms and conditions of this offer of employment and your compensation plan.

It is understood and agreed that your employment is at will and may be terminated at the will of either party at any time and for any reason, subject to the terms above and any other agreement between you and the Bank.  This offer is not an employment agreement for any specified term.

STATE BANK FINANCIAL CORPORATION

/s/ Joseph W. Evans
Signature

Joseph W. Evans
Printed Name

June 23, 2014
Date

EMPLOYEE	FIRST BANK OF GEORGIA

/s/ Remer Y. Brinson III	/s/ Remer Y. Brinson III
Signature	Signature

Remer Y. Brinson III	Remer Y. Brinson III
Printed Name	Printed Name

June 24, 2014	June 24, 2014
Date	Date

EXHIBIT A

COVENANTS

1.                     Non-Solicitation of Customers.  The Officer covenants and agrees that, through the earlier of (i) the third anniversary of the Effective Date and (ii) the one year anniversary of the Officer’s termination of employment, the Officer will not, either directly or indirectly, on the Officer’s own behalf or in the service or on behalf of others, in competition with the Business of the Bank (as defined below), solicit, entice or recruit for a Competing Business (as defined below), attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective customer of the Bank or an Affiliated Company (as defined below) with whom the Officer had contact on behalf of the Bank or an Affiliated Company during the prior twelve (12) months.  Nothing in this Section 1 is intended to prohibit general advertising or general solicitation not specifically directed at customers of the Bank or an Affiliated Company.

2.                     Non-Solicitation of Employees.  The Officer covenants and agrees that, through the earlier of (i) the third anniversary of the Effective Date and (ii) the one year anniversary of the Officer’s termination of employment, the Officer will not, either directly or indirectly, on the Officer’s own behalf or in the service or on behalf of others, solicit, entice, encourage, cause, or recruit any person employed by the Bank or an Affiliated Company and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, to leave such person’s employment with the Bank or an Affiliated Company to join a Competing Business.  Nothing in this Section 2 is intended to prohibit general advertising or general solicitation not specifically directed at employees of the Bank or an Affiliated Company.

3.                     Non-Competition.  The Officer covenants and agrees that, through the second anniversary of the Effective Date, the Officer will not (except on behalf of or with the prior written consent of the Holding Company, which consent may be withheld in the Holding Company’s sole and absolute discretion), within the Area, as defined herein, either directly or indirectly, on his or her own behalf, or in the service of or on behalf of others, as an employee (or in any other capacity) where his or her duties and responsibilities are similar to those undertaken for the Bank, engage in any business which is the same as or essentially the same as the Business of the Bank.  Notwithstanding the foregoing, the Bank agrees that the Officer may own up to 5% of the voting shares of any financial institution engaged in the Business of the Bank in the Area.

4.                     Bank Information.

a.                     Ownership of Information.  All Bank Information received or developed by the Officer while employed by the Bank will remain the sole and exclusive property of the Bank.

b.                     Duty with Respect to Bank Information.  The Officer agrees (x) to hold Bank Information in strictest confidence, and (y) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.  In the event that the Officer is required by law to disclose any Bank Information, the Officer will not make such disclosure unless (and then only to the extent that) the Officer has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Officer becomes aware that such disclosure has been requested and is required by law.  The obligations under this Section 4(b) shall remain in effect for so long as such information constitutes Confidential Information, or three years, whichever is shorter and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 to -767, with respect to Trade Secrets.

c.                     Delivery upon Request or Termination.  Upon request by the Bank, and in any event upon termination of the Officer’s employment with the Bank, the Officer will promptly deliver to the Bank all property belonging to the Bank, including without limitation all Bank Information then in the Officer’s possession or control.

5.                     Defined Terms.

a.     “Affiliated Company” means any company controlled by, controlling or under common control with the Bank or the Holding Company.

b.     “Area” means Richmond, Columbia, Burke, Jefferson, McDuffie, and Warren Counties, Georgia and Aiken County, South Carolina.

c.               “Bank Information” means Confidential Information and Trade Secrets.

d.     “Business of the Bank” means the business conducted by the Bank, which is the business of banking, including the solicitation of time and demand deposits, payroll services and the making of residential, consumer, commercial and corporate loans.

e.     “Competing Business” shall mean any business that, in whole or in part, is the same as or substantially similar to the Business of the Bank.

f.     “Confidential Information” means data and information relating to the Business of the Bank or an Affiliated Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to you or of which you became aware as a consequence of or through your relationship to the Bank or an Affiliated Company and which has value to the Bank or an Affiliated Company and is not generally known to its competitors.  Without limiting the foregoing, Confidential Information shall include:

i.      the names, addresses and banking requirements of the customers of the Bank and the nature and amount of business done with such customers;

ii.     the names and addresses of employees and other business contacts of the Bank;

iii.    the particular names, methods and procedures utilized by the Bank in the conduct and advertising of its business;

iv.           application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Bank; and

v.              marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to State Bank’s manner of doing business.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank or the Holding Company (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

g.     “Trade Secrets” means any information, including a formula, pattern, compilation, program, device, method, technique, or process, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or otherwise meets the definition of Trade Secret under the Georgia Trade Secrets Act of 1990, as it may be amended from time to time, or any similar statute which replaces such Act.  Information which does not meet the definition of Trade Secret shall nevertheless be considered Confidential Information to the extent it is within the definition of Confidential Information.

6.                     Understanding of Covenants.  Each covenant of this Exhibit A shall be deemed and shall be construed as a separate and independent covenant and, should any part or provision of any such covenants be declared unlawful, void or unenforceable by any court of competent jurisdiction, such illegality, voidness or unenforceability shall in no way render unlawful, void or unenforceable any other part or provision of this Agreement or any other separate covenant not declared unlawful, void or unenforceable.  If any court of competent jurisdiction determines that all or any portion of any such covenant is against the policy of the laws of the State of Georgia, the Officer hereby requests that any reviewing court modify any such covenant to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to the Bank’s and the Holding Company’s legitimate business interests, and grant only the relief reasonably necessary to protect such interests and to achieve the original intent of the parties to the extent possible, as long as the modification does not render the covenant more restrictive with regard to the Officer than as originally drafted by the parties.  The Officer acknowledges that such modification may include, but is not limited to, severing or removing that part of a covenant that would otherwise make the entire covenant unenforceable, or enforcing the provisions of a covenant to the extent that the provisions are reasonable.  Any covenants so modified, any partially enforceable provisions, and all remaining provisions of the Agreement shall remain in full force and effect.

7.                     Remedies.  The Officer agrees that a breach of any of the covenants of this Exhibit A would cause material and irreparable harm to the Bank and the Holding Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Bank and the Holding Company for any such injury would, therefore, be an inadequate remedy for any such breach.  Accordingly, the Officer agrees that if he or she breaches any term of this Exhibit A, the Bank shall be entitled, in addition to and without limitation upon all other remedies the Bank may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach.  Such equitable relief in any court shall be available to the Bank in lieu of, or prior to or pending determination in any arbitration proceeding.  In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Officer is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

8.                     Successors.  This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.  As used in this Agreement, “the Bank” shall mean First Bank of Georgia and any successor to its business and/or assets.

9.                     Governing Law.  This Exhibit A shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.  The captions of this Exhibit A are not part of the provisions hereof and shall have no force and effect.  This Exhibit A may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.